UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

NETLIST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

NETLIST, INC.

111 Academy Way, Suite #100

Irvine, California 92617

(949) 435-0025

July 31, 2026

Dear Netlist Stockholder:

On behalf of the board of directors (the “Board of Directors”), it is our pleasure to invite you to the 2026 Annual Meeting of Stockholders of Netlist, Inc. (“Annual Meeting”), which will be held on Friday, September 18, 2026 at 10:00 a.m., Pacific Time, at the UCI Research Park, Cypress Room, 5301 California, Irvine, California 92617.

The Annual Meeting will include a discussion of and voting on the matters described in the Notice of 2026 Annual Meeting of Stockholders and Proxy Statement, and a question-and-answer session.

At the Annual Meeting, three persons will be elected to our Board of Directors, and we will ask the stockholders to ratify the appointment of Macias Gini & O’Connell LLP as our independent registered public accounting firm for our fiscal year ending January 2, 2027, each as disclosed in this Proxy Statement. The Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the Annual Meeting.

Under Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to some of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. We have also elected to utilize the “full set delivery” option, pursuant to which we will deliver proxy materials to the other stockholders by mail. On August 5, 2026, we intend to begin sending to some of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement for the Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 27, 2025 (the “2025 Annual Report”), and to the other stockholders our Proxy Statement, the attached Notice of Annual Meeting of Stockholders, the 2025 Annual Report and the enclosed proxy card.

We hope you will be able to attend the Annual Meeting. Whether or not you participate in the Annual Meeting, it is important that your shares be represented and voted during the meeting. We urge you to promptly vote and submit your proxy (1) via the Internet, (2) by phone, or (3) if you received your proxy materials by mail, by signing, dating, and returning the enclosed proxy card or voting instruction form in the envelope provided for your convenience.

Thank you for your continued investment in Netlist.

Sincerely,

Gail Sasaki
Executive Vice President, Chief Financial Officer and Corporate Secretary

NETLIST, INC.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

Date and Time

Friday, September 18, 2026

10:00 a.m., Pacific Time

Location

UCI Research Park

5301 California

Cypress Room

Irvine, California 92617

Items of Business

1.	To elect three directors to serve a one-year term expiring in 2027;
2.	To ratify the appointment of Macias Gini & O’Connell LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2027; and
3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote "FOR" each of the nominees in Proposal No. 1 and "FOR" Proposal No. 2.

Record Date

Only stockholders of record at the close of business on July 22, 2026, are entitled to receive notice of, and to vote at, the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote by following the instructions in the Notice of Internet Availability of Proxy Materials or proxy card, as applicable, that you previously received in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the Annual Meeting. If you participate in and vote your shares at the Annual Meeting, your proxy will not be used. Your vote is important.

By order of the Board of Directors,

Gail Sasaki
Executive Vice President, Chief Financial Officer and Corporate Secretary
Irvine, California July 31, 2026

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all information you should consider. Please read this entire Proxy Statement carefully before voting.

In this Proxy Statement, the terms the “Company,” “Netlist,” “we,” “us,” and “our” refer to Netlist, Inc. Information presented in this Proxy Statement is based on Netlist’s fiscal calendar.

2026 Annual Meeting of Stockholders

Friday, September 18, 2026

10:00 a.m., Pacific Time

UCI Research Park

5301 California

Cypress Room

Irvine, California 92617

Only stockholders of record at the close of business on July 22, 2026 are entitled to receive notice of and to vote at our 2026 Annual Meeting of Stockholders (“Annual Meeting”).

On or about August 5, 2026, we intend to begin sending to some of our stockholders entitled to vote at the Annual Meeting the Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 27, 2025 (the “2025 Annual Report”), which includes our financial statements for the fiscal year ended December 27, 2025 (“Fiscal 2025”), and to the other stockholders entitled to vote at the Annual Meeting this Proxy Statement, the attached Notice of Annual Meeting of Stockholders, the 2025 Annual Report, and the enclosed proxy card.

Voting Matters and Vote Recommendations

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the Notice or the proxy card, as applicable. Unless you instruct otherwise, any vote submitted by proxy that is not revoked will be voted at the Annual Meeting as follows:

1.	To elect three directors to our Board of Directors (the “Board” or “Board of Directors”) to serve until our 2027 Annual Meeting of Stockholders and until their successors are duly elected or appointed and qualified or until their earlier resignation or removal;
2.	To ratify the appointment of Macias Gini & O’Connell LLP (“MGO”) as our independent registered public accounting firm for our fiscal year ending January 2, 2027 (“Fiscal 2026”); and
3.	With regard to all other matters as may properly come before the Annual Meeting, in accordance with the recommendation of the Board of Directors or, if no such recommendation is given, in the best judgment of the individuals named as proxies on the enclosed proxy card.

Our Board of Directors recommends a vote “FOR” the director nominees in Proposal No. 1 and “FOR” the independent registered public accounting firm in Proposal No. 2.

To obtain directions to attend the Annual Meeting and vote in person, or if you have questions, please call Investor Relations at (212) 739-6729 or email nlst@theplunkettgroup.com. If you need assistance voting your shares, please call 1-800-PROXIES in the United States or 1-201-299-4446 outside the United States with any touch-tone telephone and follow the instructions. Please have your Notice or proxy card available when you call.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Friday, September 18, 2026.

Our Notice of Annual Meeting of Stockholders, Proxy Statement, form of proxy card and 2025 Annual Report are available for viewing, printing and downloading at www.astproxyportal.com/ast/27807. These proxy materials will be sent or made available to stockholders beginning on August 5, 2026. To view these materials please have your 16-digit control number(s) available that appears on your Notice of Internet Availability or proxy card, as applicable. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you can find a copy of the 2025 Annual Report on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov, or in the “SEC Filings” section of the “Investors” section of our website at www.netlist.com. You may also obtain a printed copy of the 2025 Annual Report, including our financial statements, free of charge, from us by sending a written request to: Corporate Secretary, 111 Academy Way, Suite #100, Irvine, California 92617. Exhibits will be provided upon written request and payment of an appropriate processing fee. If you received a Notice of Internet Availability of Proxy Materials and would prefer to receive a paper copy of our proxy materials, you may also follow the instructions included in the Notice of Internet Availability of Proxy Materials to request such materials.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Annual Meeting

Friday, September 18, 2026

10:00 a.m., Pacific Time

UCI Research Park

5301 California

Cypress Room

Irvine, California 92617

The record date for the Annual Meeting is July 22, 2026 (the “Record Date”). Only stockholders of record at the close of business on this date are entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

You are invited to vote on the proposals described in this Proxy Statement because you were a Netlist stockholder on the Record Date.

Netlist is soliciting proxies for use at the Annual Meeting, including any postponements or adjournments.

Attending and Voting at the Annual Meeting

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot for voting at the Annual Meeting. If you elect to attend the Annual Meeting, you may be asked to present valid picture identification, such as a driver’s license or passport, to gain admission. Additionally, if you hold your shares in street name and you decide to attend and vote at the Annual Meeting in person, you will need to bring a copy of a brokerage statement reflecting your ownership of our common stock as of the Record Date, as well as a legal proxy issued in your name from your broker or other nominee that holds your shares on your behalf. Contact your broker or other nominee to obtain these items.

We encourage you to submit your proxy or voting instructions in advance of the Annual Meeting to ensure that your vote will be counted. Submitting your proxy before the Annual Meeting will not affect your right to vote in person if you decide to attend the Annual Meeting, but your presence at the Annual Meeting will not in itself revoke a submitted proxy. In order to do so, you must cast a written ballot at the Annual Meeting and your proxy will be revoked as to the matters on which the ballot is cast.

Proxy Materials

We are furnishing proxy materials, which includes the Notice, the Notice of Annual Meeting of Stockholders, this Proxy Statement and the 2025 Annual Report, as applicable, to some of our stockholders via the Internet by mailing the Notice instead of mailing or e-mailing copies of those materials. The Notice directs stockholders to a website where they can access our proxy materials, including the Proxy Statement and the 2025 Annual Report, and view instructions on how to vote via the Internet, mobile device, or by telephone. If you received a Notice and would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials via e-mail, you will continue to receive access to those materials electronically unless you elect otherwise. If you requested printed versions by mail, these printed proxy materials also include the proxy card or voting instruction form for the Annual Meeting. If you would like to receive our proxy materials for future annual meetings of our stockholders by e-mail or by mail, you may submit such consent by writing to the attention of our Corporate Secretary at the address of our principal executive offices, 111 Academy Way, Suite #100 Irvine, California 92617, or by following the instructions on the Notice or the proxy card, as applicable.

Eliminating Duplicate Mailings

We have adopted a procedure called “householding.” Under this procedure, we may deliver one copy of this Proxy Statement and the 2025 Annual Report, or the Notice, as applicable, to stockholders residing at the same address, unless stockholders have notified us of their desire to receive multiple copies. This procedure reduces the environmental impact of our annual meetings and reduces our printing and mailing costs.

Once you have received notice from your broker or other nominee that it will be householding communications to your address, householding will continue until you are notified otherwise or until you provide contrary instructions. If you are a stockholder residing at the same address to which one copy of this Proxy Statement and the 2025 Annual Report, or the Notice, as applicable, was delivered, upon receipt of a written or oral request submitted to us, by writing to our Corporate Secretary at the address of our principal executive offices or by calling Investor Relations at (212) 739-6729, we will deliver promptly, at no charge, a separate copy of all or any such materials.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our Proxy Statement and the 2025 Annual Report, or the Notice, as applicable, please notify your broker or other nominee or direct your written or oral request to us as described above.

Additionally, stockholders who receive multiple copies of this Proxy Statement and the 2025 Annual Report, or the Notice, as applicable, at their shared address and would like to request householding of these materials for future annual meetings of our stockholders should contact their brokers or other nominees or direct a written or oral request to us as described above.

Quorum for the Annual Meeting

Holders of one third of the outstanding shares of stock entitled to vote at the Annual Meeting must be present at the Annual Meeting in person or by proxy for the transaction of business. This is called a quorum. Abstentions and broker non-votes, which are explained under “Effect of Not Providing Voting Instructions; Broker Non-Votes” below, as well as shares as to which authority to vote on any proposal is withheld, are each counted as present at the Annual Meeting for purposes of determining a quorum.

Proxy Solicitation Costs

We will pay the costs of preparing, assembling, printing and mailing to our stockholders this Proxy Statement and our other proxy materials for the Annual Meeting, as well as all other costs of soliciting proxies for the Annual Meeting. We may request brokers or other nominees to solicit their customers who beneficially own shares of our common stock that are held of record by the broker or other nominee, and we will reimburse these brokers or other nominees for their reasonable out-of-pocket expenses in making these solicitations. Solicitations will be made primarily through the delivery of this Proxy Statement and our other proxy materials for the Annual Meeting to our stockholders and the availability of these materials on the Internet, and may be supplemented by telephone, facsimile, e-mail and personal solicitation by our directors, officers and other employees. No additional compensation will be paid to our directors, officers or other employees for these activities, and we have not engaged special employees for the specific purpose of undertaking these activities.

Netlist’s Fiscal Year

Netlist’s 2025 and 2024 fiscal years included 52 weeks and ended on December 27, 2025 and December 28, 2024, respectively. Unless otherwise stated, references to particular years, quarters, months and periods refer to the Company’s fiscal years ended in January or December and the associated quarters, months and periods of those fiscal years.

Voting Matters

Only “stockholders of record” as of the close of business on the Record Date are entitled to vote at the Annual Meeting. At the close of business on July 22, 2026, there were 333,893,680 outstanding shares of our common stock and no outstanding shares of Series A Preferred Stock outstanding. Each share of our common stock is entitled to one vote on each matter. There is no cumulative voting. In addition to stockholders of record of our common stock, “beneficial owners of shares held in street name” as of the Record Date can vote using the methods described below.

How to Cast or Revoke Your Vote

Stockholders of Record

If you are a stockholder of record, meaning that at the close of business on the Record Date your shares were registered directly in your name with Equiniti Trust Company, LLC, our transfer agent, then you may vote your shares either by taking any one of the following actions:

●	Attending the Annual Meeting and voting in person;
●	Submitting a proxy by mail, which, if you received these materials by mail, can be done by completing and signing the accompanying proxy card and mailing it in the envelope provided; or
●	Submitting a proxy via the Internet or by telephone, which, if you received these materials by mail, can be done by following the instructions on the accompanying proxy card, or, if you received a Notice, can be done by following the instructions on the Notice.

Votes cast in person or by a mailed proxy must be received no later than the close of voting at the Annual Meeting to be counted, and votes cast by telephone or the Internet must be received by 1:00 a.m., Pacific Time, on September 18, 2026 to be counted. If the Annual Meeting is postponed or adjourned, a properly submitted proxy will remain valid and will be voted at the postponed or adjourned meeting unless it is revoked before it is actually voted, as described below.

If you are a stockholder of record and submit your proxy, you may change or revoke it at any time before the annual meeting by taking any of the following actions (any of which will automatically change or revoke an earlier-provided proxy):

●	Delivering a later-dated proxy to us at the address of our principal executive offices;
●	Re-voting by Internet or by telephone as instructed above;
●	Delivering a written notice of revocation to our Corporate Secretary at the address of our principal executive offices; or
●	Attending the Annual Meeting and voting at the meeting. Attending the Annual Meeting will not in and of itself revoke a previously submitted proxy. You must specifically request at the Annual Meeting that it be revoked.

To be effective, any later-dated proxy must be received by the applicable deadline for the voting method used, and any written notice of revocation must be received no later than the close of voting at the Annual Meeting. Only your latest-dated vote that is received by the deadline applicable to the voting method used will be counted.

Beneficial Owners of Shares Held in Street Name

If you are a beneficial owner of shares of our common stock that are held in street name, then you will receive a notice from your broker or other nominee that includes instructions on how to vote your shares. Your broker or other nominee may allow you to deliver your vote via the Internet or by telephone. In addition, if you are a beneficial owner, you will receive instructions from your broker or other nominee regarding how to revoke a previously submitted proxy or otherwise change your voting instructions. As a result, beneficial owners should follow the instructions provided by their brokers or other nominees in order to vote their shares at the Annual Meeting.

If you hold your shares in street name and you wish to attend or vote in person at the Annual Meeting, then you must bring certain items with you in order to gain admission to and vote at the Annual Meeting, as described under “Attending and Voting at the Annual Meeting” above.

Effect of Not Providing Voting Instructions; Broker Non-Votes

Stockholders of Record. You are a “stockholder of record” if your shares are registered directly in your name with Equiniti Trust Company, LLC, our transfer agent. If you were a stockholder of record at the close of business on the Record Date and you submit a valid proxy that does not provide voting instructions with respect to your shares, all shares represented by your proxy will be voted in accordance with the recommendation of our Board on each proposal to be presented at the Annual Meeting, as described in this Proxy Statement.

Beneficial Owners of Shares Held in Street Name. You are a beneficial owner of shares held in “street name” if your shares are not held of record in your name but are held by a broker, bank or other nominee on your behalf as the beneficial owner. If your shares were held in street name at the close of business on the Record Date, it is critical that you provide voting instructions to your broker, bank or other nominee if you want your vote to count on the election of directors (Proposal No. 1). This proposal constitutes a “non-routine” matter on which a broker, bank or other nominee is not entitled to vote shares held for a beneficial owner without receiving specific voting instructions from the beneficial owner. As a result, if you hold your shares in street name and you do not instruct your broker or other nominee on how to vote on Proposal No. 1, then no votes would be cast on this proposal on your behalf and “broker non-votes” would occur. If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker, or other nominee that holds your shares has the authority and discretion to vote your unvoted shares on the ratification of the appointment of our independent registered public accounting firm (Proposal No. 2) without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker, or other nominee. This ensures your shares will be voted at the Annual Meeting and in the manner you desire.

Voting Requirements

The vote required to approve Proposals No. 1 and No. 2 is as follows:

1.	Proposal No. 1 will be determined by a plurality of the votes cast on the proposal, meaning that the nominees receiving the highest number of affirmative votes will be duly elected as directors. As a result, withheld votes and broker non-votes, if any, will have no effect on the outcome of this proposal because of the nature of this voting requirement.
2.	Proposal No. 2 must be approved by the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal. As a result, abstentions, if any, will have no effect on the outcome of this proposal because abstentions are not considered to be votes cast with respect to the proposal for which they occur. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As such, we do not expect significant broker non-votes for this proposal; however, if a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

Below is a summary of the voting requirements for each proposal to be voted on at the Annual Meeting:

No	Proposal	Vote Required	Routine vs. Non- Routine Matter	Effect of Abstentions Or Withheld Votes	Effect of Broker Non-Votes
1	Election of Directors	Plurality of Votes Cast	Non-Routine	No effect	No effect
2	Ratification of Auditor	Majority of Votes Cast	Routine	No effect	No effect

Tabulation of Votes

The inspector of elections of the Annual Meeting will tabulate the votes of our stockholders at the Annual Meeting. All shares of our common stock represented by proxy at the Annual Meeting will be voted in accordance with the voting instructions given on the proxy, as long as the proxy is properly submitted and unrevoked and is received by the applicable deadline, all as described under “How to Cast or Revoke Your Vote” above. If the Annual Meeting is adjourned or postponed, properly submitted and unrevoked proxies will remain effective and will be voted at the adjourned or postponed Annual Meeting, and stockholders will retain the right to revoke any such proxy until it is actually voted at the adjourned or postponed Annual Meeting.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information regarding the ownership of our common stock, as of July 22, 2026 (the “Table Date”) unless otherwise indicated in the footnotes to the table, by (i) all persons known by us to beneficially own more than 5% of our common stock, (ii) each of our current directors and director nominees, (iii) each of our named executive officers, and (iv) all of our directors and executive officers as a group. We know of no agreements among our stockholders that relate to voting or investment power over our common stock or any arrangement the operation of which may at a subsequent date result in a change of control of our Company. Beneficial ownership is determined in accordance with applicable SEC rules and generally reflects sole and shared voting or investment power over securities. Under these rules, a person is deemed to be the beneficial owner of securities the person has the right to acquire as of or within 60 days after the Table Date, upon the exercise of outstanding stock options or warrants, the conversion of outstanding convertible notes, or the exercise or conversion of any other derivative securities affording the person the right to acquire shares of our common stock. As a result, each person’s percentage ownership set forth in the table below is determined by assuming that all outstanding stock options, warrants or other derivative securities held by such person that are exercisable or convertible as of or within 60 days after the Table Date have been exercised or converted. Except in cases where community property laws apply or as indicated in the footnotes to the table, we believe each person named below possesses sole voting and investment power over all shares of common stock shown as beneficially owned by such person. As of the Table Date, none of our directors or executive officers held shares of our common stock in margin accounts or had pledged shares as collateral. Unless otherwise indicated, the address for each person named below is c/o Netlist, Inc., 111 Academy Way, Suite #100, Irvine, CA 92617.

	Shares
	Beneficially
Name of Beneficial Owner	Owned	Percent of Class(1)
Chun K. Hong(2)	17,019,984	4.99%
Gail Sasaki	209,594	*
Blake Welcher	—	*
Jun Cho	50,000	*
All executive officers and directors as a group (4 persons)(3)	17,279,578	5.07%

*	Represents beneficial ownership of less than 1%.
(1)	All ownership percentages are based on 333,893,680 shares of our common stock outstanding as of the Table Date.
(2)	Represents (i) 1,300,000 shares of common stock issuable upon the exercise of stock options that are or will be vested and exercisable within 60 days after the Table Date, (ii) 9,831,814 outstanding shares of common stock, of which 3,511,177 shares are held by Mr. Hong and his wife, Won K. Cha, as co-trustees of the Hong-Cha Community Property Trust. Mr. Hong and Ms. Cha possess shared voting and investment power over the shares of common stock held by the Hong-Cha Community Property Trust, and each disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein, and (iii) 5,888,170 shares of common stock underlying warrants exercisable within 60 days after the Table Date. The warrants held by Mr. Hong do not allow for an exercise that would result in the holder of such warrants (together with his affiliates, any “group” or any other persons whose beneficial ownership could be aggregated with the holder) beneficially owning more than 4.99% of the number of shares of common stock of the Company outstanding immediately following such exercise. As a result, 2,683,260 shares of common stock underlying these warrants are not included in the shares beneficially owned by Mr. Hong in this table.
(3)	Represents (i) 1,300,000 shares of common stock issuable upon the exercise of stock options that are or will be vested and exercisable within 60 days after the Table Date, (ii) 10,091,408 outstanding shares of common stock, and (iii) 5,888,170 shares of common stock underlying warrants exercisable within 60 days after the Table Date.

MANAGEMENT AND CORPORATE GOVERNANCE

Board Responsibilities and Meeting Attendance

The primary responsibilities of the Board of Directors are to provide oversight of the business and affairs of the Company, determination of the Company’s mission, our long-term strategy and objectives, and management of the Company’s risks. These functions of the Board have been carried out by the full Board and, when delegated, by the committees thereof.

In June 2025, the Board increased its size to three directors, appointed Blake Welcher and Jun Cho to the Board, and reinstated the Audit Committee. We continue to be an SEC filer and continue to have our financial results reviewed quarterly and audited annually by our independent registered public accounting firm.

Our Board did not hold any formal meetings during Fiscal 2025 but has either held informal meetings, which our Board attended, or acted by unanimous written consent. Other matters requiring approval by our Board were handled via unanimous written consents. We do not have a policy requiring that directors attend our annual meetings of stockholders and our directors did not attend our 2025 Annual Meeting of Stockholders.

Our Board of Directors

The Board is elected annually at a meeting of our stockholders and each director serves for a one-year term until the next annual meeting of our stockholders and until his successor is elected and qualified, or until an earlier resignation or removal. Each of our executive officers is appointed by, and serves at the direction of, our Board, subject to the terms of our employment agreement with our President and Chief Executive Officer, which establishes, among other things, such executive officer’s term of office.

Director Independence and Board Committees

Our common stock is listed for trading on the OTCQB. The OTCQB does not require that a majority of a company’s board of directors be independent. Our Board has elected to review each of the directors’ relationships with the Company pursuant to the rules of the Nasdaq Stock Market when determining director independence. Our Board has reviewed the materiality of any relationship that each of our directors has with the Company, either directly or indirectly. Based upon this review, our Board has affirmatively determined that all of our current directors other than Mr. Hong, our Chief Executive Officer, are independent directors in accordance with the rules and regulations of the Nasdaq Stock Market. The Board currently performs oversight functions that include the following:

●	review, design and approve our programs and arrangements for our Section 16 executive officers, including salary, incentive compensation, equity compensation and perquisite programs, provided that Mr. Hong is not present for and does not participate in Board deliberations with respect to his own compensation;
●	review the evaluation process and compensation structure for our non-Section 16 executive officers;
●	develop and evaluate potential candidates for executive positions and oversee the development of executive succession plans;
●	review and act as administrator of our incentive compensation and other stock-based plans;
●	lead the search for individuals qualified to become members of the Board and select director nominees to be presented at our annual meetings of stockholders;
●	review the standards applied by the Board in making determinations as to whether a director satisfies applicable independence requirements;
●	review the Board’s structure;
●	oversight of cybersecurity risk management and strategy processes;

●	as needed, select appropriate individuals to serve as Chief Executive Officer and other executive officer positions; and
●	review changes in legislation, regulations and other developments impacting corporate governance and make appropriate decisions with respect to these matters and corporate governance matters generally.

Audit Committee

The Company has a separately designated, standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. In June 2025, the Board reinstated the Audit Committee and appointed Jun Cho to the Audit Committee as its sole member. Our Audit Committee held two formal meetings during Fiscal 2025. Other matters requiring approval by our Audit Committee were handled via unanimous written consents. The Board has determined that Mr. Cho is an independent “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K. In addition, and though shares of our common stock are not currently listed on the Nasdaq Stock Market, the Board further determined Mr. Cho would satisfy the current independence standards promulgated by the SEC and by the Nasdaq Stock Market, as such standards apply specifically to members of audit committees. The primary functions of our Audit Committee are, among other things, to:

●	oversee our financial reporting process, including discussing with our independent registered public accounting firm the scope and plans for all annual audits and discussing with management and our independent registered public accounting firm the adequacy and effectiveness of our accounting and financial controls, systems to monitor and manage business risk, and legal and ethical compliance programs;
●	review with management and our independent registered public accounting firm all of our audited and interim financial statements;
●	review and approve in advance any transactions by us with related parties;
●	appoint, terminate, replace, ensure the independence of and oversee our independent registered public accounting firm;
●	pre-approve all audit services and, subject to a “de minimus” exception, all permissible non-audit services to be performed by the independent registered public accounting firm;
●	be responsible for setting the corporate tone for quality financial reporting and sound business risk practices and ethical behavior; and
●	establish procedures for the confidential and anonymous submission, receipt, retention and treatment of concerns or complaints regarding accounting, internal accounting controls and auditing matters.

A copy of the Audit Committee’s written charter is publicly available in the “Corporate Governance – Governance Documents” tab in the “Investors” section of our website at www.netlist.com.

Director Nominations

Our Board of Directors does not have a nominating committee. It is the view of the Board of Directors that the Board need not have a standing nominating committee due to the relative size of the Company and the Board. Because there is no formal nominating committee, we currently do not have a formal written charter relating to the nomination process. Our Board, including Chun K. Hong, Blake Welcher, and Jun Cho, is responsible for identifying, evaluating, recommending and selecting nominees to serve as directors of our Company.

Identification and Evaluation of Director Nominees

We currently do not have a formal policy with regard to the consideration of any director candidates recommended by stockholders due to the relative size of the Company and the Board. However, our Board may utilize a variety of methods for identifying director nominees. For example, potential director candidates may come to the attention of our

Board, executive officers, professional search firms, stockholders or others. In Fiscal 2025, our Board did not retain any consultants or advisors to assist in identifying and evaluating director nominees.

In its evaluation of director candidates, including the members of the Board eligible for re-election, the Board will consider the following:

●	any specific minimum qualifications that it believes must be met by a nominee for a position on the Board;
●	any specific qualities or skills that it believes are necessary for one or more of the Board members to possess; and
●	the desired qualifications, expertise, experience, and characteristics of Board members, with the goal of developing an experienced and highly qualified Board.

For Board membership, the criteria considered includes independence, diversity of experience, demonstrated leadership, and the ability to exercise sound judgment. The backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities that shall assist the Board in fulfilling its responsibilities. Although there is no specific policy regarding diversity in identifying director nominees, the Board seeks the talents, backgrounds and perspectives that would be most helpful to us in selecting director nominees. In particular, the Board, when recommending director candidates to the full Board for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Stockholder Recommendations of Director Candidates

Any recommendations for director candidates are evaluated by our Board. Our Board does not evaluate director candidates differently based on whether the candidate is recommended by a stockholder or otherwise, and any stockholder recommended candidate would be included in and evaluated in the same manner as the pool of other prospective director candidates. Any such recommendation should be made in writing to our Corporate Secretary at the address of our principal executive offices and should include the name, address and a current resume and curriculum vitae of the proposed director candidate, a statement describing the candidate’s qualifications and consent to serve on our Board if selected as a director nominee and contact information for personal and professional references. The submission should also include the name and address of the stockholder who is recommending the proposed director candidate, the number of shares of our common stock that are owned of record or beneficially by the recommending stockholder and a description of all arrangements or understandings between the recommending stockholder and the candidate. Any stockholder recommended candidate that is selected by our Board would be appointed to a vacant seat on the Board or included in our Board’s slate of recommended director nominees for election at our next annual meeting of stockholders.

Stockholder Nominations of Directors

Our Amended and Restated Bylaws, as amended (“Bylaws”) provide that any stockholder who is entitled to vote at an annual meeting of our stockholders and who complies with the notice requirements set forth in our Bylaws may nominate persons for election to our Board of Directors at the applicable annual meeting. These notice requirements provide that a stockholder desiring to nominate a director to our Board of Directors must do so by written notice delivered to or mailed and received by our Corporate Secretary at the address of our principal executive offices within a specified time period before the annual meeting of stockholders at which the director nominee is to be up for election. See “Stockholder Proposals or Director Nominations for 2027 Annual Meeting of Stockholders” in “Other Matters” for information about these time periods in connection with our 2027 Annual Meeting of Stockholders. The stockholder’s written notice must include, among other things as specified in our Bylaws, certain personal identification information about the stockholder and its recommended director nominee(s); the principal occupation or employment of the recommended director nominee(s); the class and number of shares of the Company that are beneficially owned by the stockholder and its recommended director nominee(s); and any other information relating to the recommended director nominee(s) that is required to be disclosed in solicitations for proxies for the election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A stockholder who complies in full with all of the notice procedures set forth in our Bylaws will be permitted to present the director nominee at the applicable annual meeting of our stockholders, but will not be entitled to have the director nominee included in our Proxy Statement for such meeting unless an applicable SEC rule requires that we include such director nominee in our Proxy Statement. Please refer to the full text of our Bylaws for additional information about these requirements. A copy of our Bylaws may be obtained by writing to our Corporate Secretary at the address of our principal executive offices or may be accessed on our website, www.netlist.com, or through our SEC filings available at www.sec.gov.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as well as all of our other executive officers, employees, and directors. Our Code of Business Conduct and Ethics is available on our website, www.netlist.com. We intend to disclose on our website any amendments to, or waivers from, our Code of Business Conduct and Ethics, to the extent required by applicable law or SEC rules.

Corporate Governance Guidelines

We withdrew our Corporate Governance Guidelines effective as of the 2020 Annual Meeting of Stockholders. Except with respect to the prohibitions on short sales, options trading and pledging limitations in our Insider Trading Policy described below, we do not have a specific hedging policy for our employees, officers and directors at this time.

Compensation Committee Interlocks and Insider Participation

The Board of Directors does not have a compensation committee. It is the view of the Board of Directors that the Board need not have a compensation committee because the Board has sufficient information, experience and alignment with stockholder interests to perform the functions relative to executive compensation. Our Board, including Chun K. Hong, Blake Welcher, and Jun Cho, is responsible for the consideration and determination of executive and director compensation, except for the compensation for Mr. Hong, which is considered and determined solely by Mr. Welcher and Mr. Cho. Mr. Hong does not recommend or determine his own compensation and does not participate in Board deliberations regarding his own compensation. Because there is no formal compensation committee, we currently do not have a formal written charter relating to the consideration of executive and director compensation. However, the Board reviews the Company's executive compensation in an effort to ensure that it appropriately balances pay-for-performance, retention, and alignment with stockholder interests in light of the Company's business objectives, financial performance, and competitive market practices.

The Board also has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out these responsibilities. The Board has from time to time engaged the services of outside consultants to assist in making decisions regarding the establishment of Netlist’s compensation philosophy and programs. In Fiscal 2025, our Board did not engage the services of any compensation consultants.

The Board has not delegated its authority with respect to executive or director compensation decisions to any other person or body.

Insider Trading Policy and Procedures

We have adopted insider trading policies and procedures governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees and the Company itself, that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards that may be or become applicable to us. We maintain an Insider Trading Policy that prohibits directors, officers, employees, consultants and their family members from trading in our stock when in possession of material, non-public information about the Company. Our Insider Trading Policy also prohibits our officers, directors, employees, consultants and their family members from, among other things, engaging in speculative transactions in our securities, including by way of the purchase or sale of a put option, a call option or a short sale (including a short sale “against the box”), but may permit pledging if a request for approval is submitted to our Corporate Secretary at least two weeks prior to the proposed execution of documents evidencing the proposed pledge. Our officers, directors, employees, consultants and their family members may not purchase or sell our stock (i) during the period starting two weeks before the end of each calendar quarter and ending two full trading days after the release of our quarterly or annual earnings results, or (ii) during any blackout period announced by our Corporate Secretary unless the sale is made pursuant to a 10b5-1 trading plan. A copy of our Insider Trading Policy is filed as Exhibit 19 to the 2025 Annual Report. It is also the Company’s policy to comply with applicable insider trading laws, rules and regulations to the extent the Company engages in transactions in the Company’s securities or Company securities.

Board Leadership Structure and Role in Risk Oversight

Mr. Hong serves as Chairperson of the Board and Chief Executive Officer. No member of our Board serves as a lead independent director. As one of our founders and due to his involvement in our day-to-day operations, Mr. Hong possesses in-depth knowledge of the issues, opportunities and challenges facing the Company. The Board believes Mr. Hong’s combined role, along with his ownership in the Company, enhances accountability and supports the development and execution of our strategy, all of which our Board believes are essential to the effective governance of our Company. We do not have a lead independent director.

Our Board, as a whole, is responsible for overseeing our risk management process, including risks relating to our business strategy, financial condition, cybersecurity and general operations. Our Audit Committee, which regularly reports to the full Board, oversees our risks related to financial reporting and internal controls. We believe this structure, in which a single standing committee assists the Board in overseeing risk, is appropriate given Netlist’s size and organizational structure and allows the full Board to maintain direct and comprehensive oversight of the risks facing the Company.

Stockholder Communications with the Board of Directors

Our Board has established a process for security holders to send communications to our Board. Any stockholder who desires to contact our Board or any member of our Board may do so by writing to our Board, care of our Corporate Secretary, at the address of our principal executive offices. Copies of any such written communication received by the Corporate Secretary will be provided to our full Board or the identified Board member(s), unless the communication is considered, in the reasonable judgment of the Corporate Secretary, to be improper or unrelated to the duties of our Board. Items that are unrelated to the duties and responsibilities of our Board that may be excluded include: junk mail and mass mailings; surveys; and solicitations or advertisements. In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, in which case it will be made available to any outside director upon request.

EXECUTIVE OFFICERS

Each of our executive officers is appointed by, and serves at the direction of, our Board, subject to the terms of their employment arrangements as described under “Executive Officer and Director Compensation” in this Proxy Statement below. The narrative below provides, for Gail Sasaki, our only executive officer other than Mr. Hong, her age as of July 22, 2026, her position in the Company and tenure, her principal occupations or employment for at least the past five years, and involvement in certain legal or administrative proceedings, if any. Such information about Mr. Hong, who is also a director of our Company, is set forth below in the description of Proposal No. 1. There is no arrangement or understanding between any executive officer and any other person or persons pursuant to which any executive officer was or is to be selected as an executive officer of the Company.

Gail Sasaki, 69, is our Executive Vice President and Chief Financial Officer. Ms. Sasaki has been our Corporate Secretary since August 2007. Ms. Sasaki joined us in January 2006 as Vice President of Finance and subsequently assumed the role of Chief Financial Officer in January 2008. Prior to her tenure at Netlist, Ms. Sasaki served in various senior financial roles, including Chief Financial Officer of eMaiMai, Inc., a commercial technology company based in Hong Kong and the People’s Republic of China; Chief Financial Officer, Senior Vice President of Finance, Secretary and Treasurer of eMotion, Inc. (a Kodak subsidiary and formerly Cinebase Software), a developer of business-to-business media management software and services; and Chief Financial Officer of MicroNet Technology, Inc., a leader in storage technology. Ms. Sasaki also spent seven years in public accounting leaving as an audit manager with Arthur Young (now known as Ernst & Young LLP). Ms. Sasaki earned a Bachelor’s degree from the University of California, Los Angeles, and also earned a Master of Business Administration degree from the University of Southern California.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

The table below provides information about the compensation awarded to, earned by or paid to each of the following individuals, which we refer to collectively as our “named executive officers,” for Fiscal 2025, and our fiscal year ended December 28, 2024 (“Fiscal 2024”); each person serving at any time during Fiscal 2025 as our principal executive officer (our President and Chief Executive Officer, Mr. Hong); and our only other executive officer serving as such at any time during Fiscal 2025 (our Executive Vice President, Chief Financial Officer and Corporate Secretary, Ms. Sasaki).

Summary Compensation Table

The table below provides information about the compensation awarded to, earned by or paid to each of our named executive officers for each of the last two fiscal years.

		Base		Stock	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Awards($)(1)	Compensation($)(2)	Total($)
Chun K. Hong(3)	2025	450,000	—	635,250	93,134	1,178,384
President, Chief Executive Officer and Director	2024	450,000	—	997,500	109,914	1,557,414
Gail Sasaki	2025	275,000	—	127,050	24,104	426,154
Executive Vice President, Chief Financial Officer and Corporate Secretary	2024	275,000	—	133,000	7,858	415,858

(1)	Represents the grant date fair value of the restricted stock units (“RSUs”) granted during the year calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”). The grant date fair value was determined using the fair value of the underlying shares of our common stock.
(2)	For Fiscal 2025, the amount consists of (a) for Mr. Hong, $11,388 for automobile rental payments, $3,637 for other vehicle-related costs, $36,795 for a country club membership, $30,716 for a health club membership, and $10,598 for income tax and estate planning costs incurred on Mr. Hong’s behalf and (b) for Ms. Sasaki, the amount consists of $1,044 for a health club membership, $3,000 for matching contributions under the 401(k) defined contribution plan, $4,130 for cell phone services, and $15,930 for a country club membership.

For Fiscal 2024, the amount consists of (a) for Mr. Hong, $11,821 for automobile rental payments, $21,976 for other vehicle-related costs, $36,708 for a country club membership, $29,135 for a health club membership, and $10,274 for income tax and estate planning costs incurred on Mr. Hong’s behalf and (b) for Ms. Sasaki, the amount consists of $1,590 for a health club membership, $3,000 for matching contributions under the 401(k) defined contribution plan and $3,268 for cell phone services.

(3)	Mr. Hong received no additional compensation for his service as a director.

Narrative Disclosure to Summary Compensation Table

Compensation to our named executive officers generally consists of an annual base salary, bonus compensation and equity compensation.

Annual Base Salary

The base salaries of our named executive officers are subject to adjustment and generally determined and approved by our directors. The base salaries of each of our named executive officers during the Fiscal 2024 and Fiscal 2025 are described below under the section “Employment Agreements – Chief Executive Officer” and “Employment Agreements – Chief Financial Officer”.

Bonus

Our bonuses are discretionary with substantial weight given to financial performance during the year and the enhancement of long-term stockholder value. Our named executive officers did not receive bonuses in Fiscal 2025.

Equity-Based Incentives

Our equity award program is the primary vehicle for offering long-term incentives to our named executive officers. Our equity-based incentives have historically been granted in the form of options to purchase shares of our common stock and restricted stock unit awards that are settled in shares of our common stock upon vesting. We grant awards to our named executive officers under the Netlist, Inc. 2025 Equity Incentive Plan (“2025 Plan”) and the Netlist, Inc. 2026 Performance Equity Plan (the “2026 Plan”) that vest over a long-term period subject to continued service or upon the achievement of performance metrics. We believe that equity awards more closely align the interests of our named executive officers with our stockholders, provide our named executive officers with incentives linked to long-term performance, and create an ownership culture. To date, we have not had an established set of criteria for granting equity awards; instead, the Board exercises judgment and discretion. The Board considers, among other things, the role and responsibility of the named executive officer, competitive factors, the amount of stock-based equity compensation already held by the named executive officer, and the cash-based compensation received by the named executive officer, to determine the level and types of equity awards that it approves.

In Fiscal 2025 we granted the following equity awards to Mr. Hong: Mr. Hong was granted 1,000,000 RSUs on November 26, 2025 and such RSUs vest over a period of four years, with 1/4 of such shares vesting on each anniversary of November 15, 2025.

In Fiscal 2025 we granted the following equity awards to Ms. Sasaki: Ms. Sasaki was granted 200,000 RSUs on November 26, 2025 and such RSUs vest over a period of four years, with 1/4 of such shares vesting on each anniversary of November 15, 2025.

In Fiscal 2024 we granted the following equity awards to Mr. Hong: Mr. Hong was granted 750,000 RSUs on May 14, 2024 and such RSUs vest in installments of 187,500 beginning on May 15, 2025 and one time per year through May 15, 2028.

In Fiscal 2024 we granted the following equity awards to Ms. Sasaki: Ms. Sasaki was granted 100,000 RSUs on May 14, 2024 and such RSUs vest in installments of 25,000 beginning on May 15, 2025 and one time per year through May 15, 2028.

Employment Agreements – Chief Executive Officer

We entered into an employment agreement with our President and Chief Executive Officer, Mr. Hong, in September 2006. This agreement provides for an initial base salary plus other specified benefits, including the reimbursement of professional fees and expenses incurred in connection with income and estate tax planning and preparation, income tax audits and the defense of income tax claims; the reimbursement of membership fees and expenses for professional organizations and one country club; the reimbursement of employment-related legal fees; automobile rental payments and other vehicle-related expenses; and the reimbursement of health club membership fees and other similar health-related expenses. Mr. Hong may earn annual cash performance bonuses, at the discretion of our Board, of up to 75% of his base salary based upon the achievement of individual and Company performance objectives.

Mr. Hong’s employment agreement automatically renews for additional one-year periods unless we provide or Mr. Hong provides notice of termination six months prior to the renewal date, but Mr. Hong may terminate his employment for good reason upon 30 days’ notice, provided that such notice is given within 90 days following the occurrence of the event constituting good reason and we do not remedy the basis for such resignation prior to the expiration of the 30-day notice period, and may terminate his employment without good reason upon six months’ advance written notice to us, provided that we may elect to make such resignation effective on an earlier date, in which case Mr. Hong’s then-outstanding stock options will continue to vest through the original six-month notice period. We may terminate Mr. Hong’s employment without cause upon 30 days’ advance written notice to Mr. Hong and may terminate Mr. Hong’s employment at any time for cause. If we terminate Mr. Hong’s employment without cause or if he resigns from his employment for good reason, which includes a termination or resignation upon a change of control of our Company, Mr. Hong would be entitled to receive continued payments of his base salary for one year, reimbursement of medical insurance premiums during that period unless he becomes employed elsewhere, a pro-rated portion of his annual performance bonus, and, if any severance payment is deemed to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), an amount equal to any excise tax imposed under Section 4999 of the Code. In addition, upon any such termination or resignation, any unvested stock options held by Mr. Hong would immediately become fully vested and exercisable as of the effective date of the termination or resignation. If Mr. Hong’s employment is terminated due to death, his estate would receive a lump-sum payment equal to half of his annual base salary and any stock options held by Mr. Hong would vest to the same extent as they would have vested one year thereafter. If Mr. Hong’s employment is terminated due to disability, we will continue to pay Mr. Hong his base salary for the six-month period following the date of termination, and any stock options held by Mr. Hong would vest to the same extent they would have vested one year thereafter.

In the event of a termination for death or disability effective after a full calendar year in which Mr. Hong has earned an annual performance bonus, but before the bonus has been paid, the Company will pay Mr. Hong this bonus at such time as Mr. Hong would have otherwise been paid such bonus. If Mr. Hong resigns without good reason or is terminated for cause, we would have no further obligation to him other than to pay his base salary or other amounts earned by him through the date of resignation or termination. If Mr. Hong resigns for good reason or we terminate his employment without cause, we will pay Mr. Hong the pro-rated portion (based on the number of days in an annual performance period prior to the effective date of such termination or resignation) of any annual performance bonus to which he would otherwise have been entitled for the annual performance period during which such termination or resignation becomes effective. This payment would be made within fifteen business days of the date on which it can first be determined that such bonus has been earned. In addition, if any such termination or resignation is effective after the completion of an annual performance period for which Mr. Hong has earned a performance bonus but before such bonus has been paid, we will pay this performance bonus to Mr. Hong as and when such bonus would have been paid absent such termination.

For purposes of Mr. Hong’s employment agreement:

●	“cause” means a reasonable determination by the Board, acting in good faith based upon actual knowledge at the time, that Mr. Hong has (i) materially breached the terms of his employment agreement, or any other material agreement between us and Mr. Hong, including an arbitration agreement and a proprietary information and invention assignment agreement, (ii) committed gross negligence or engaged in serious misconduct in the execution of his assigned duties, (iii) been convicted of a felony or other serious crime involving moral turpitude, (iv) materially refused to perform any lawful duty or responsibility consistent with Mr. Hong’s position with our Company, or (v) materially breached his fiduciary duty or his duty of loyalty to our Company;
●	“good reason” means (i) the assignment to Mr. Hong, without his consent, of duties inconsistent with his position so as to constitute a diminution of status with our Company, including an assignment of Mr. Hong to a position other than President and Chief Executive Officer of our Company, (ii) our reduction of Mr. Hong’s base salary as in effect at any time without Mr. Hong’s consent, other than a decrease of up to (and including) 10% in connection with an adverse change in the business operations or financial condition of our Company, (iii) the occurrence of a change of control, or (iv) a requirement that Mr. Hong relocate (or report on a regular basis) to an office outside of Orange County without his consent; and
●	a “change of control” means the occurrence of any of the following: (i) any person or entity is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of our Company representing a percentage of the combined voting power of our then-outstanding securities that is greater than 50%, (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date of Mr. Hong’s employment agreement, constituted our Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of our Company) whose appointment or election by the Board or nomination for election by our stockholders is approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date of Mr. Hong’s employment agreement or whose appointment, election or nomination for election was previously so approved or recommended; (iii) there is consummated a merger or consolidation of our Company in which our Company does not survive or our Company survives but the shares of our common stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of our Company after such merger or consolidation; or (iv) our stockholders approve a plan of our complete liquidation or dissolution or there is consummated an agreement for our sale or disposition of all or substantially all of our assets, other than a sale or disposition of all or substantially all of our assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by our stockholders in substantially the same proportions as their ownership of our Company immediately prior to such sale.

Termination or Change of Control

We have agreed to provide severance and change of control payments and benefits to Mr. Hong under specified circumstances, as described above. The following sets out the estimated potential payments upon termination or a change in control for Mr. Hong, based on the assumptions discussed above and assuming such event occurred on December 27, 2025, the last business day of Fiscal 2025:

●If we terminate Mr. Hong’s employment without cause or if he resigns from his employment for good reason, which includes a termination or resignation upon a change of control of our Company, Mr. Hong would be entitled to receive $450,000 as his base salary and $23,570 as reimbursement of medical insurance premiums.

●If Mr. Hong’s employment is terminated due to death or disability, he or his beneficiary would be entitled to receive $225,000 as his base salary.

Employment Agreements – Chief Financial Officer

Ms. Sasaki is employed by the Company as its Executive Vice President, Chief Financial Officer and Corporate Secretary on a full-time basis and is not subject to a formal employment agreement. Ms. Sasaki currently receives an annual base salary of $275,000, annual cash performance bonuses and incentive awards in the discretion of our Board, and other benefits, including matching contribution for a savings plan that qualifies as a defined contribution plan under Section 401(k) of the Code and the reimbursement of country club membership fees and health club membership fees and other similar health-related expenses.

Ms. Sasaki is currently eligible for a target cash bonus of 75% of her base salary, which shall be determined by our Board in its discretion based on various factors. At this time, Ms. Sasaki is not currently eligible for additional compensation upon termination or a change of control.

Retirement Benefits

We maintain a savings plan that qualifies as a defined contribution plan under Section 401(k) of the Code, to which all of our employees, including our named executive officers, are able to contribute up to the limit prescribed by applicable tax rules on a before-tax basis. All of these employee contributions are fully vested upon contribution. In addition, we may make matching contributions on the contributions of our employees on a discretionary basis. In Fiscal 2025 and Fiscal 2024, we made matching contributions to our employees in the aggregate amount of $55,542 and $117,195, respectively.

Health and Welfare Benefits

We provide the following benefits to our named executive officers on the same basis provided to all of our employees:

●medical insurance including mental health, dental and vision;

●life insurance and accidental death and dismemberment insurance;

●a Section 401(k) plan for which discretionary matching contributions provided by Netlist;

●short- and long-term disability insurance;

●medical and dependent care flexible spending account; and

●a health savings account.

Potential Payments upon Termination or Change of Control

The potential payments our named executive officers may receive upon termination or change of control is described above under the sections titled “Employment Agreements – Chief Executive Officer - Termination or Change of Control” and “Employment Agreements – Chief Financial Officer.”

Outstanding Equity Awards at Fiscal Year-End

The following table shows information about the equity awards held by our named executive officers as of the end of Fiscal 2025:

		Option Awards				Stock Awards
		Number of	Number of
		Securities	Securities			Number of		Market
		Underlying	Underlying			Shares		Value of
		Unexercised	Unexercised	Option	Option	That Have		Shares That
		Options	Options	Exercise	Expiration	Not		Have Not
Name	Grant Date	Exercisable(#)(1)	Unexercisable(#)(1)	Price($)	Date	Vested(#)(2)		Vested($)(2)
Chun K. Hong	1/18/2016	300,000	—	0.70	1/18/2026	—		—
	2/14/2017	300,000	—	1.02	2/14/2027	—		—
	1/13/2021	1,000,000	—	0.72	1/13/2031	—		—
	1/25/2022	—	—	—	—	100,000	(3)	87,000
	3/16/2023	—	—	—	—	249,500	(4)	217,065
	5/14/2024	—	—	—	—	562,500	(5)	489,375
	11/26/2025	—	—	—	—	1,000,000	(6)	870,000
Gail Sasaki	1/25/2022	—	—	—	—	25,000	(3)	21,750
	3/16/2023	—	—	—	—	50,000	(4)	43,500
	5/14/2024	—	—	—	—	75,000	(5)	65,250
	11/26/2025	—	—	—	—	200,000	(6)	174,000

(1)	Represents stock option awards granted under the Amended and Restated 2006 Equity Incentive Plan (the “Amended 2006 Plan”).
(2)	Represents RSUs granted under the Amended 2006 Plan and the Netlist, Inc. 2025 Equity Incentive Plan (“2025 Plan”). Market value based on a closing common stock price of $0.87 on December 26, 2025.
(3)	The shares underlying this RSU vest, subject to continued service, in eight semi-annual installments beginning on August 11, 2022 through March 15, 2026.
(4)	The shares underlying this RSU vest, subject to continued service, in four annual installments beginning on March 16, 2024 through March 16, 2027.
(5)	The shares underlying this RSU vest, subject to continued service, in four annual installments beginning on May 15, 2025 through May 15, 2028.
(6)	The shares underlying this RSU vest, subject to continued service, over a period of four years, with 1/4 of such shares vesting on each anniversary of November 15, 2025.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

We did not grant stock options or similar awards as part of our equity compensation program in Fiscal 2025. If stock options or similar awards are granted, our policy is to not grant stock options or similar awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement, and to not time the public release of such information based on stock option grant dates. However, some option grants may be granted close in time to the release of material non-public information to the extent those options are being granted upon hiring of new executive officers. These restrictions do not apply to RSUs or other types of equity awards that do not include an exercise price related to the market price of our common stock on the date of grant.

We do not time the public disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

During Fiscal 2025, none of our named executive officers were awarded options with an effective grant date during any period beginning four business days before the filing or furnishing of a Form 10-Q or Form 10-K or the filing or furnishing of a Form 8-K that disclosed material nonpublic information (other than a Form 8-K that disclosed a material new option award grant under Item 5.02(e)), and ending one business day after the filing or furnishing of such reports.

DIRECTOR COMPENSATION

The following table shows the total compensation paid or accrued during the Fiscal 2025 to each of our non-employee directors. Mr. Hong received no additional compensation for his service as director.

	Fees Earned or Paid	Stock	All Other
Name	in Cash($)(1)	Awards($)(2)	Compensation($)(3)	Total($)
Blake Welcher (4)	40,879	63,525	19,121	123,525
Jun Cho (5)	40,879	95,288	19,121	155,288

(1)Amounts represent fees earned or paid in cash for services during 2025 under our non-employee director compensation policy as described above.

(2)Represents the grant date fair value of the RSUs granted during the year calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”). The grant date fair value was determined using the fair value of the underlying shares of our common stock.

(3)Amounts represent amounts paid to Mr. Welcher and Mr. Cho for consulting services prior to their appointment to the Board.

(4)Mr. Welcher was appointed to the board effective June 20, 2025. On November 26, 2025, Mr. Welcher received a grant of 100,000 RSUs. As of December 27, 2025, Mr. Welcher held 100,000 RSUs.

(5)Mr. Cho was appointed to the board effective June 20, 2025. On November 26, 2025, Mr. Cho received a grant of 150,000 RSUs. As of December 27, 2025, Mr. Cho held 150,000 RSUs.

Non-employee directors currently receive annual cash compensation of $80,000, which is paid in four equal quarterly installments. Non-employee directors may also receive equity awards at the discretion of the Board. All of our directors, including our non-employee directors, are reimbursed for their reasonable out-of-pocket expenses incurred in attending Board and Board committee meetings.

PAY VERSUS PERFORMANCE

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO named executive officer (“Non-PEO NEO”), and Company performance for the fiscal years listed below.

			Summary		Value of Initial Fixed
			Compensation	Compensation	$100 Investment Based On:
	Summary		Table	Actually
	Compensation	Compensation	Total for	Paid to	Total
	Table Total	Actually	Non-PEO	Non-PEO	Shareholder	Net Loss
Year	for PEO	Paid to PEO	NEO	NEO	Return	(in thousands)
(a)	(b)(1)	(c)(2)	(d)(3)	(e)(4)	(f)(5)	(h)(6)
2025	$1,178,384	$1,512,034	$426,154	$489,978	$76	$(24,824)
2024	$1,557,414	$(609,287)	$415,858	$59,121	$73	$(53,865)
2023	$2,053,207	$3,447,726	$583,257	$942,188	$163	$(60,398)

(1)  The dollar amounts reported in column (b) represent the amounts of total compensation reported for Mr. Hong, our PEO, for each corresponding fiscal year in the “Total” column of the Summary Compensation Table.

(2)  The dollar amounts reported in column (c) represent the amount of compensation actually paid (“CAP”) to Mr. Hong as computed in accordance with Item 402(v) of Regulation S-K, for each covered fiscal year. The dollar amounts do not reflect the actual amounts of compensation earned or received by or paid to Mr. Hong during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Hong’s total compensation for each covered fiscal year to determine CAP.

Change in
Fair Value as
of Vesting Date
of Stock Awards
and Option Awards
			Fair Value at	Change in	Fair Value at	Granted in
			Fiscal Year End	Fair Value of	Vesting of Stock	Prior Fiscal Years
		Deduction of	of Outstanding and	Outstanding and	Awards and Option	For Which
	Summary	Stock Awards	Unvested Stock	Unvested Stock Awards	Awards Granted	Applicable Vesting
	Compensation	and Option	Awards and Option	and Option Awards	in Fiscal Year	Conditions Were
	Table Total	Awards	Awards Granted	Granted in Prior	That Vested	Satisfied During	Compensation
Year	for PEO	for PEO	in Fiscal Year	Fiscal Years	During Fiscal Year	Fiscal Year	Actually Paid
2025	$1,178,384	$(635,250)	$870,000	$62,140	$-	$36,760	$1,512,034
2024	$1,557,414	$(997,500)	$628,125	$(1,553,844)	$-	$(243,482)	$(609,287)
2023	$2,053,207	$(1,509,475)	$938,120	$951,141	$-	$1,014,733	$3,447,726

(3)  The dollar amounts reported in column (d) represent the amounts of total compensation reported for our only Non-PEO NEO, Ms. Sasaki, for each covered fiscal year in the “Total” column of the Summary Compensation Table for each applicable year.

(4)  The dollar amounts reported in column (e) represent the amounts of CAP to Ms. Sasaki, as computed in accordance with Item 402(v) of Regulation S-K, for each covered fiscal year. The dollar amounts do not reflect the actual amount of compensation earned or received by or paid to Ms. Sasaki during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Ms. Sasaki’s total compensation for each covered fiscal year to determine CAP.

Change in
Fair Value as
of Vesting Date
of Stock Awards
and Option Awards
			Fair Value at	Change in	Fair Value at	Granted in
		Deduction of	Fiscal Year End	Fair Value of	Vesting of Stock	Prior Fiscal Years
	Summary	Stock Awards	of Outstanding and	Outstanding and	Awards and Option	For Which
	Compensation	and Option	Unvested Stock	Unvested Stock Awards	Awards Granted	Applicable Vesting
	Table Total	Awards	Awards and Option	and Option Awards	in Fiscal Year	Conditions Were
	for Non-PEO	for Non-PEO	Awards Granted	Granted in Prior	That Vested	Satisfied During	Compensation
Year	NEO	NEO	in Fiscal Year	Fiscal Years	During Fiscal Year	Fiscal Year	Actually Paid
2025	$426,154	$(127,050)	$174,000	$11,375	$-	$5,499	$489,978
2024	$415,858	$(133,000)	$83,750	$(273,656)	$-	$(33,831)	$59,121
2023	$583,257	$(302,500)	$188,000	$198,469	$-	$274,962	$942,188

(5)  The cumulative Company total shareholder return (“TSR”) amounts reported in column (f) are calculated by dividing the sum of the cumulative amount of dividends, if any, for the period starting at the market close on the last trading day before the Company’s earliest fiscal year in the table through and including the end of the fiscal year for which the TSR amount is being calculated (the “measurement period”), assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. The comparison assumes $100 was invested in the Company for the measurement period. Historical stock performance is not necessarily indicative of future stock performance.

(6)  The dollar amounts reported in column (h) represent the amounts of net loss, in thousands, reflected in our audited financial statements for each covered fiscal year.

Relationships Between Compensation Actually Paid and Performance Measures

Our executive compensation program reflects a variable pay-for-performance philosophy. While we utilize several performance measures to align executive compensation with Company performance, all of those measures are not presented in the Pay Versus Performance table above. Moreover, as discussed above, we generally seek to incentivize long-term performance, and therefore do not specifically align our performance measures with CAP for a particular year. In accordance with SEC rules, the following information explains how the CAP to our PEO and CAP to our Non-PEO NEO each compares to our cumulative TSR, and net loss.

Compensation actually paid to our PEO and Non-PEO NEO directionally aligns with our financial performance as summarized below.

●	2025: The CAP to our PEO and Non-PEO NEO increased relative to 2024. Over the same period, our net loss improved by 54% year-over-year.
●	2024: The CAP to our PEO and Non-PEO NEO decreased relative to 2023. Over the same period, our cumulative TSR declined by 55% year-over-year.
●	2023: The CAP to our PEO and Non-PEO NEO increased relative to 2022. Over the same period, our cumulative TSR increased by 63% year-over-year.

Compensation Actually Paid and Company TSR

The following graph displays our CAP vs. Company TSR over the three most recently completed fiscal years.

Compensation Actually Paid and Net Loss

The following graph displays our CAP vs. net loss over the three most recently completed fiscal years.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain two equity incentive plans, the 2025 Plan and the 2026 Plan. As of December 27, 2025, we maintained one equity incentive plan, the 2025 Plan. On September 9, 2025, our stockholders approved the 2025 Plan at our 2025 Annual Meeting of Stockholders. The Amended 2006 Plan was terminated on September 9, 2025. The 2026 Plan was approved by our Board on July 1, 2026 without stockholder approval. We also periodically grant equity-based awards outside the 2025 Plan to certain non-officer new hires as an inducement to enter into employment with us. The following table provides information as of December 27, 2025 about our compensation plans and individual compensation arrangements under which our equity securities are authorized for issuance:

	Equity Compensation Plan Information
				(c) Number of
	(a) Number of			securities
	securities to be		(b) Weighted-average	remaining available
	issued upon		exercise price of	for future equity
	exercise of		outstanding options,	compensation plans
	outstanding options,		warrants and	(excluding securities
Plan Category	warrants and rights		rights($)(1)	reflected in column (a))
Equity compensation plans approved by security holders	8,119,643	(2)	0.73	26,500	(3)
Equity compensation plans not approved by security holders	771,500	(4)	0.66	—
Total	8,891,143		0.73	26,500

(1)	The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and do not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.
(2)	This number includes the following outstanding awards granted under the 2025 Plan and Amended 2006 Plan: 2,698,763 shares subject to outstanding stock options and 5,420,880 shares subject to outstanding RSUs.
(3)	Consists of shares that remained available for future issuance under the 2025 Plan as of December 27, 2025, which provides that the number of shares of common stock issuable under the 2025 Plan automatically increases on the first day of each fiscal year by the number of shares equal to the lesser of (i) 2.5% of the number of outstanding shares of common stock on such date and (ii) 2,500,000 shares.
(4)	Consists of 771,500 RSUs outstanding as of December 27, 2025. In July 2026 the Company adopted the 2026 Plan without shareholder approval. The Company reserved 33,600,000 shares of common stock for issuance pursuant to the 2026 Plan, all of which have been granted. The table does not include the information for the 2026 Plan as it was adopted after the period covered by the table.

Share Reserve and Share Limits under the 2025 Plan

On the first day of each fiscal year, the number of shares reserved for issuance under the 2025 Plan automatically increases by the lesser of (i) 2.5% of the shares then issued and outstanding, or (ii) 2,500,000 shares. As of July 22, 2026, there were 5,050,000 total shares reserved for issuance under the 2025 Plan, including 5,050,000 shares subject to outstanding equity awards granted under this plan.

The 2025 Plan limits the number of shares to be granted to any non-employee director in any calendar year such that in no event shall the aggregate grant date fair value of awards to be granted and other cash compensation paid to any non-employee director in any calendar year, exceed $750,000, increased to $1,000,000 in the year in which such non-employee director initially joins the Board of Directors.

Summary of Material Features of the 2026 Plan.

Eligibility. The 2026 Plan allows our Board to grant stock options, stock grants, and other stock-based awards to employees, directors and consultants of the Company and its affiliates. Incentive stock options may be granted only to employees. As of July 22, 2026, there were approximately 73 individuals eligible to participate in the 2026 Plan.

Shares Available for Issuance. The 2026 Plan provides for the issuance of up to 33,600,000 shares of our common stock. Shares subject to awards that lapse or are cancelled (other than by exercise) generally will be added back to the share reserve, but shares tendered or withheld in payment of an award's exercise price or tax withholding, and shares repurchased with option exercise proceeds, will not be available for reissuance. The Board may also grant substitute awards in connection with an acquisition, which generally will not reduce the shares available under the 2026 Plan.

Stock Options. Stock options granted under the 2026 Plan may be incentive stock options intended to satisfy the requirements of Section 422 of the Code or non-qualified stock options. The term of an option may not be longer than ten years, and the exercise price may not be less than 100% of the fair market value of our common stock on the date of grant, subject to more restrictive limitations that apply to incentive stock options granted to 10% stockholders.

Stock Grants and Other Stock-Based Awards. The 2026 Plan also authorizes the grant of stock grants and other stock-based awards, which may be subject to vesting and other conditions and restrictions as the Board may determine, including continued employment through a specified period or the achievement of performance goals.

Non-Employee Director Compensation Limit. The aggregate grant date fair value of awards granted under the 2026 Plan and any other equity plan of the Company, together with other cash compensation paid, to any non-employee director in any calendar year may not exceed $750,000, increased to $1,000,000 in the year a non-employee director initially joins the Board.

Plan Administration. Our Board administers the 2026 Plan and determines the terms of awards, including eligible participants, award size, and vesting and other conditions. The Board may delegate part of its administrative authority, except that only the Board or a committee of the Board may grant awards to our directors or to officers subject to Section 16 of the Exchange Act.

Corporate Transactions. Upon a merger or other reorganization event, our Board may, in its sole discretion, provide for the assumption, substitution, acceleration, or cash-out of outstanding awards in accordance with the terms of the 2026 Plan.

Amendment and Termination. Our Board or our stockholders may amend or terminate the 2026 Plan at any time, provided, however that this termination will not affect previously outstanding awards and agreements.

Duration of Plan. The 2026 Plan will expire by its terms on July 1, 2036.

REPORT OF AUDIT COMMITTEE

Our Audit Committee which consists of a sole member who meets the independence and experience requirements of rules and regulations of the Nasdaq Stock Market, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. The Audit Committee’s role and responsibilities are set forth in its charter adopted by the Board, which is available on the “Corporate Governance – Governance Documents” tab in the “Investors” section of our website at www.netlist.com. The Audit Committee reviews and reassesses its charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of Macias Gini & O’Connell LLP, our independent registered public accounting firm. In fulfilling its responsibilities for the financial statements for the fiscal year ended December 27, 2025, the Audit Committee took the following actions:

●	Reviewed and discussed the audited financial statements for the fiscal year ended December 27, 2025 with management and Macias Gini & O’Connell LLP;
●	Discussed with Macias Gini & O’Connell LLP the matters required to be discussed in accordance with Auditing Standard No. 1301- Communications with Audit Committees; and
●

Received written disclosures and the letter from Macias Gini & O’Connell LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding Macias Gini & O’Connell LLP’s communications with the Audit Committee and the Audit Committee further discussed with Macias Gini & O’Connell LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Macias Gini & O’Connell LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2025 for filing with the SEC.

Sole Member of the Netlist, Inc. Audit Committee

Jun Cho

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Transactions

Except as described below and except for employment arrangements, since December 28, 2024, there has not been, nor is there currently proposed, any transaction or series of transactions in which our Company was or is to be a participant, in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for our last two completed fiscal years, and in which any director, officer or beneficial owner of more than 5% of our common stock, or member of any such person’s immediate family, had or will have a direct or indirect material interest.

On June 24, 2025, we entered into a Securities Purchase Agreement with certain investors, including Chun K. Hong, our President, Chief Executive Officer and Director (collectively, the “Purchasers”), pursuant to which we agreed to issue and sell to the Purchasers in a registered offering (the “2025 Offering”) (i) 17,142,860 shares of our common stock, and (ii) Common Stock Purchase Warrants (the “2025 Warrants”) to purchase up to an aggregate of 34,285,720 shares of our common stock, at a combined purchase price of $0.70 per share and accompanying 2025 Warrant. The 2025 Offering closed on June 25, 2025. The 2025 Offering resulted in aggregate gross proceeds to the Company of approximately $12.0 million and net proceeds to the Company, after deducting placement agent fees and offering costs, of approximately $11.3 million. Mr. Hong purchased, on the same terms as the other Purchasers and for an aggregate purchase price of approximately $3.0 million, (i) 4,285,715 shares of our common stock in the 2025 Offering and (ii) 2025 Warrants to purchase up to 8,571,430 shares of our common stock. The 2025 Offering, including Mr. Hong’s participation, was approved by the Audit Committee of the Board pursuant to applicable law and the Company’s related party transaction policy.

Our Executive Vice President of Sales and Operations (formerly, our Vice President of Netlist Base and Commodity Sales), Paik K. Hong, is the brother of Chun K. Hong. For Fiscal 2025, Mr. P. K. Hong earned a cash salary of $250,000. He received $3,000 for matching contributions for a savings plan that qualifies as a defined contribution plan under Section 401(k) of the Code. In Fiscal 2025, he was also granted 100,000 shares of RSUs with the grant date fair value of $63,525, and in June 2026, 100,000 shares of RSUs with the grant date fair value of $290,500, each measured in accordance with ASC 718. For Fiscal 2024, Mr. P. K. Hong earned a cash salary of $250,000. He received $1,400 for weekly fitness training and $3,000 for matching contributions for a savings plan that qualifies as a defined contribution plan under Section 401(k) of the Code. He was also granted 100,000 shares of RSUs with the grant date fair value of $133,000 measured in accordance with ASC 718. The grant date fair value was determined using the fair value of the underlying shares of our common stock.

We have entered into indemnification agreements with each of our directors and executive officers. In general, these agreements require us to indemnify each such individual to the fullest extent permitted under Delaware law against certain liabilities that may arise by reason of their service for us, and to advance expenses incurred as a result of any such proceeding as to which any such individual could be indemnified. Our directors and executive officers also receive and have received compensation from the Company as further described in the section “Executive Officer and Director Compensation” appearing elsewhere in this proxy statement.

No director, officer, or affiliate of the Company, no owner of record or beneficially of more than five percent of any class of our voting securities, and no associate of any such director, officer, affiliate, or security holder is a party adverse to the Company or any of its subsidiaries, or has a material interest adverse to the Company or any of its subsidiaries, in any material pending legal proceeding.

Policies and Procedures for Review and Approval of Related Person Transactions

The Audit Committee of our Board of Directors is responsible for reviewing and approving in advance any transactions with a related party in accordance with our related party transaction policy. We have adopted a written policy that requires all transactions between us and any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons, as defined in Item 404 of Regulation S-K, or their affiliates, in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for our last two completed fiscal years, be approved in advance by our Audit Committee. Any request for such a transaction must first be presented to the Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, the Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

Proposal No. 1 — Election of Directors

Our Board of Directors has nominated each of Chun K. Hong, Blake Welcher, and Jun Cho for re-election as our directors at the Annual Meeting. If elected, they will each serve until the 2027 Annual Meeting of Stockholders and until their respective successor is duly elected or appointed and qualified or until their earlier resignation or removal.

Each of the director nominees named in this Proxy Statement has consented to being named as a nominee and has agreed to serve as a director, if elected. The persons named as proxies in the accompanying proxy card will vote the shares covered by any properly submitted proxy card for the election of each of the director nominees named in this Proxy Statement, unless the proxy card indicates otherwise. The accompanying proxy card contains a discretionary grant of authority with respect to this proposal, so that if one or more of the named director nominees becomes unable or unwilling to serve, the persons named as proxies may vote for the election of any substitute nominees that our Board of Directors may propose. However, the persons named as proxies may not vote for a greater number of persons than the total number of directors to be elected at the Annual Meeting, which is three.

There is no arrangement or understanding between our directors or director nominees and any other person or persons pursuant to which any such individual was or is to be selected as a director or director nominee of the Company. There are no family relationships between our directors, director nominees or executive officers. Set forth below are the names of the persons nominated for election as directors, their ages as of July 22, 2026, their offices in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors, the names of other public companies in which such persons hold or have held directorships during the past five years as of July 22, 2026, and involvement in certain legal or administrative proceedings, if any. Additionally, information about the specific experience, qualifications, attributes or skills that led to our Board’s conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is set forth below.

Director Nominees

Chun K. Hong, 65, is one of the founders of Netlist and has been our President, Chief Executive Officer and a director since our inception in June 2000. Mr. Hong assumed the title of Chairperson of the Board of Directors in January 2004 and was the sole member of the Board of Directors from August 2020 to June 2025. Prior to his tenure at Netlist, Mr. Hong had served in various other executive positions, including President and Chief Operating Officer of Infinilink Corporation, a DSL equipment company; as Executive Vice President of Viking Components, Inc., a memory subsystems manufacturing company; and as General Manager of Sales at LG Semicon Co., Ltd., a public semiconductor manufacturing company in South Korea. Mr. Hong received his Bachelor of Science degree in economics from Virginia Commonwealth University and his Master of Science degree in technology management from Pepperdine University’s Graduate School of Management. We believe Mr. Hong is qualified to serve as a member of our Board because of his extensive management experience, his knowledge of our business, culture, and operations as our founder, his expertise regarding semiconductors, and his service for and leadership of our Company since inception.

Blake Welcher, 64, has served as a member of the Board since June 2025 and currently serves as a Strategic Board Member of Curbit since April 2020. Mr. Welcher also serves as Chairman, Chief Executive Officer & Co-Founder of Axiom Financial Insights, LLC since August 2019, a Strategic Intellectual Property Consultant of the Company since August 2020, and an Adjunct Professor of Business at the California Lutheran University since January 2023. He also served as Chief Legal Officer of Revolution Prep LLC, an online tutoring company, from February 2021 to August 2022, and as Vice President, General Counsel of PSI Services LLC. Prior to this, he had a long tenure at DTS, Inc. As Executive VP, Legal & Licensing, General Counsel, and Corporate Secretary of DTS, Inc., he oversaw the company’s global legal and licensing operations, corporate governance and risk management. Mr. Welcher previously served as a member of our Board from August 2013 to August 2020. Mr. Welcher holds a Juris Doctorate and Masters of Intellectual Property degree from Franklin Pierce Law Center and is a U.S. licensed Patent Attorney. He received his undergraduate degree from California Polytechnic State University at San Luis Obispo. We believe Mr. Welcher is qualified to serve as a member of our Board because of his experience in various senior roles overseeing legal operations, corporate governance, and risk management.

Jun Cho, 65, has served as a member of the Board since June 2025 and most recently served as Vice President and General Counsel for the India Asia Pacific Region for Stellantis N.V., an automobile manufacturer, from April 1998 to June 2023, where he led initiatives in technology licensing, product distribution, M&A transactions and joint ventures, from Beijing, Shanghai and Auburn Hills. Prior to that, he specialized in international financing and corporate transactions working for Debevoise & Plimpton in New York, Kim & Chang in Seoul, Korea and Arnold & Porter in Washington D.C. Mr. Cho previously served as a member of our Board from November 2014 to August 2020. Mr. Cho holds a Juris Doctorate degree from the New York University School of Law and is admitted to the bar in the state of New York. He received his undergraduate degree from the College of William and Mary. We believe Mr. Cho is qualified to serve as a member of our Board because of his extensive experience as counsel specializing in corporate transactions and international financing as well as his experience leading initiatives for his prior company.

Unless authority to vote for the nominee is withheld, the shares represented by the enclosed proxy will be voted FOR the election of each of Chun K. Hong, Blake Welcher, and Jun Cho as director. In the event that a nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in such nominee’s place. We have no reason to believe that any of the nominees will be unable or unwilling to serve as a director.

A plurality of the votes cast “FOR” the nominees at the Annual Meeting is required to elect the nominees as directors.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF CHUN K. HONG, BLAKE WELCHER, AND JUN CHO AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

Our Board has appointed Macias Gini & O’Connell LLP (“MGO”) as our independent registered public accounting firm to audit our financial statements for Fiscal 2026. Representatives of MGO are expected to be available in person or via teleconference at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

In appointing MGO as our independent registered public accounting firm, our Board considered MGO’s independence with respect to the services to be performed and other factors our Board believed to be relevant and in the best interests of our stockholders. Stockholder ratification of the appointment of our independent registered public accounting firm is not required by our Bylaws or otherwise; however, as a matter of good corporate governance, our Board has decided to submit the appointment to stockholders for ratification. If our stockholders fail to ratify the appointment, our Board will reconsider whether or not to retain the firm. Even if the appointment is ratified, our Board, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if it determines such a change would be in the best interests of the Company and its stockholders. In addition, if MGO declines to act or otherwise becomes incapable of acting as our independent registered public accounting firm or if MGO’s engagement is otherwise discontinued for any reason, our Board will appoint another firm to serve as our independent registered public accounting firm for Fiscal 2026.

Change in Independent Registered Public Accounting Firm

On June 13, 2024, Mr. Hong, our sole Director at the time, approved the dismissal of KMJ Corbin & Company LLP (“KMJ”) as the Company’s independent registered public accounting firm. Representatives of KMJ are not expected to be present at the Annual Meeting. Prior to its dismissal, KMJ issued an audit report on the consolidated financial statements of the Company for the fiscal year ended December 30, 2023 (“Fiscal 2023”).

The audit report of KMJ on the consolidated financial statements of the Company for Fiscal 2023 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During Fiscal 2023, and the subsequent interim period through June 13, 2024, there were no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K between the Company and KMJ on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KMJ, would have caused KMJ to make reference to the subject matter of such disagreements in connection with its report on the financial statements for such periods.

During Fiscal 2023 and the subsequent interim period through June 13, 2024, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Also on June 13, 2024, Mr. Hong approved the appointment of MGO as our new independent registered public accounting firm for Fiscal 2024. Prior to their appointment as our independent registered public accounting firm effective June 13, 2024, neither we nor anyone acting on its behalf consulted with MGO with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that MGO concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” or “reportable event” as those terms are defined in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Fees Paid to Independent Registered Public Accounting Firm

Our independent registered public accounting firm is MGO. MGO served as our independent registered public accounting firm for Fiscal 2024, beginning in June 2024, and Fiscal 2025. KMJ served as our independent registered public accounting firm for Fiscal 2024 until June 2024. The following table presents fees for professional services rendered by MGO for Fiscal 2025 and Fiscal 2024 and by KMJ for Fiscal 2024:

	Fiscal 2025($)	Fiscal 2024($)
	MGO	MGO	KMJ
Audit Fees(1)	$375,000	$245,275	$41,450
Audit-Related Fees(2)	—	—	—
Tax Fees(2)	—	—	—
All Other Fees(2)	—	—	—
Total Fees	$375,000	$245,275	$41,450

(1)	Audit fees consist of fees billed or expected to be billed to us for professional services rendered for the audit of our annual consolidated financial statements, the review of our interim condensed consolidated financial statements included in our quarterly reports and the audit of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. These fees also include fees billed to us for professional services that are normally provided in connection with statutory and regulatory filings or engagements, including the review of our registration statements on Form S-3 and Form S-8 and certain other related matters, such as the delivery of comfort letters and consents in connection with these registration statements.
(2)	MGO and KMJ did not bill us any audit-related fees, tax fees or other fees in Fiscal 2025 and Fiscal 2024.

Pre-Approval Policies and Procedures

Our Board pre-approves all audit and permissible non-audit services to be performed for us by our independent registered public accounting firm, except for certain “de minimis” non-audit services that may be ratified by our Board. Our Board pre-approved all services performed by MGO in Fiscal 2025.

In the event the stockholders do not ratify the appointment of MGO as our independent registered public accounting firm, the Board will reconsider its appointment.

The affirmative vote of a majority of the votes cast affirmatively or negatively at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MACIAS GINI & O’CONNELL LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

OTHER MATTERS

Stockholder Proposals or Director Nominations for 2027 Annual Meeting of Stockholders

The submission deadline for stockholder proposals to be included in our proxy materials for our 2027 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act is April 7, 2027 (the date that is 120 days prior to the date that is one year from this year’s mailing date). If the 2027 Annual Meeting of Stockholders is not held within 30 days of the anniversary of the Annual Meeting, the deadline is a reasonable time before we begin to print and send our proxy materials for the 2027 Annual Meeting of Stockholders. All such proposals must be in writing and sent to our Corporate Secretary at the address of our principal executive offices below and must otherwise comply with Rule 14a-8 in all respects.

In accordance with our Bylaws, any stockholder who intends to submit any proposal to be considered for inclusion in the proxy statement relating to our 2027 Annual Meeting of Stockholders outside the processes of Rule 14a-8 must, in addition to complying with all other requirements set forth in our Bylaws, deliver written notice to us between February 6, 2027 (the date that is 180 days prior to the date that is one year from this year’s mailing date, or in the absence of proxy materials, the notice of meeting) and April 7, 2027 (the date that is 120 days prior to the date that is one year from this year’s mailing date, or in the absence of proxy materials, the notice of meeting). However, if the date of our 2027 Annual Meeting of Stockholders is advanced by more than 30 days prior to or delayed by more than 30 days after the anniversary of the Annual Meeting, then to be timely, the stockholder must deliver written notice to us no later than the close of business on the later of (a) the 90th day before the date of the 2027 Annual Meeting of Stockholders or (b) the 15th day after our first public announcement of the date of the 2027 Annual Meeting of Stockholders.

In accordance with our Bylaws, for a proposal to be considered for presentation at the 2027 Annual Meeting, although not seeking to be included in the proxy statement, the written notice must be delivered to us not less than 90 days prior to the date of the 2027 Annual Meeting of Stockholders.

Our Bylaws also specify the procedures for stockholders to nominate persons for election as members of our Board of Directors, in addition to the procedures set forth in Rule 14a-19 as promulgated under the Exchange Act as described below. To be timely, written notice of such nominations containing the information specified in our Bylaws must be delivered to us not later than 90 days prior to the date of the 2027 Annual Meeting of Stockholders.

In addition to satisfying the foregoing advance notice requirements, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must follow the requirements set forth in Rule 14a-19 as promulgated under the Exchange Act. To be timely for the 2027 Annual Meeting under Rule 14a-19, such notice must contain the information required by Rule 14a-19 and be delivered to us no later than July 20, 2027, (a date that is no later than 60 calendar days prior to the anniversary of the date of the Annual Meeting); provided, however, that if the date of the 2027 Annual Meeting has changed by more than 30 calendar days from the date of the Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2027 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2027 Annual Meeting is first made by us.

Proposals that are not received in a timely manner will not be voted on at the 2027 Annual Meeting. Nominations of persons for election to our Board of Directors must be made in accordance with our bylaws, in accordance with Rule 14a-19 and as otherwise permitted by law. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. Please refer to the full text of our Bylaws for additional information about these requirements. A copy of our Bylaws may be obtained by writing to our Corporate Secretary at the address of our principal executive offices below or may be accessed on our website, www.netlist.com, or through our SEC filings available at www.sec.gov. Any stockholder proposals or nominations should be marked for the attention of:

Corporate Secretary, Netlist, Inc.

111 Academy Way, Suite #100

Irvine, California 92617

Other Business at the Annual Meeting

Our Board of Directors does not know of any other matters to be presented at the Annual Meeting. If other matters do properly come before the Annual Meeting, the individuals we have designated as proxies for the Annual Meeting, who are named in the accompanying proxy card, will have discretionary authority to vote for or against any such matter. It is the intention of such individuals to vote on such matters in accordance with the recommendation of the Board of Directors or, if no such recommendation is given, in their best judgment.

More Information About the Company and the Annual Meeting

For more information about the Company, please see our Annual Report, which accompanies this Proxy Statement and is available on our website, www.netlist.com. Our 2025 Annual Report was filed with the SEC on March 19, 2026 and is also available on our website or through our SEC filings available at www.sec.gov.

If you have questions about the Annual Meeting or need assistance voting your shares, or if you would like to request additional copies of our proxy materials for the Annual Meeting (which will be provided free of charge), please contact Investor Relations at (212) 739-6729.

By order of the Board of Directors,

Gail Sasaki
Executive Vice President, Chief Financial Officer and Corporate Secretary

Irvine, California July 31, 2026

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. INTERNET - Access www.voteproxy.com and follow the instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or +1-201-299-4446 worldwide from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online or by phone until 1:00 a.m. Pacific Time, on September 18, 2026. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today at equiniti.com/us/ast-access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting online or by phone. 20330000000000000100 7 091826 COMPANY NUMBER ACCOUNT NUMBER MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. 2026 ANNUAL MEETING OF STOCKHOLDERS OF NETLIST, INC. September 18, 2026 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at www.astproxyportal.com/ast/27807 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: O Chun K. Hong O Blake Welcher O Jun Cho 2. Ratification of the appointment of Macias Gini & O’Connell LLP as Netlist’s independent registered public accounting firm for fiscal year 2026. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the under-signed stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES NOMINEES: FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

0 ------------------ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 NETLIST, INC. Proxy for 2026 Annual Meeting of Stockholders on September 18, 2026 Solicited on Behalf of the Board of Directors Chun K. Hong and Gail Sasaki, or any of them, each with power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Netlist, Inc. to be held on September 18, 2026, at 10:00 a.m. Pacific Time, or at any post-ponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR ALL NOMI-NEES in the election of Directors, and FOR Proposal 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Continued and to be signed on the reverse side) 1.1 2026 Annual Meeting Admission Ticket 2026 Annual Meeting of Netlist, Inc. Stockholders Friday, September 18, 2026 at 10:00 a.m. Pacific Time UCI Research Park 5301 California, Cypress Room, Irvine California 92617 Upon arrival, please present this admission ticket and photo identification at the registration desk.